Exhibit 3.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

SAMSON INVESTMENT COMPANY

Samson Investment Company (the “Corporation”), a corporation organized and existing under the Private Corporations Act of the State of Nevada (the “NPCA”), does hereby certify as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Nevada on June 26, 1986.

2. This Amended and Restated Certificate of Incorporation was duly adopted by the board of directors of the Corporation (the “Board of Directors” or the “Board”) and by the sole stockholder of the Corporation in accordance with Sections 78.385, 78.390 and 78.403 of the NPCA.

3. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is “Samson Investment Company.”

SECOND: The address of its registered office in the State of Nevada is One East First Street, in the City of Reno, County of Washoe. The name of its registered agent at such address is The Corporation Trust Company of Nevada.

THIRD: The nature of the business or purposes to be conducted or promoted is:

1. Primarily, to purchase, own, and hold the stock of other corporations, and to do every act and thing covered generally by the denomination “holding corporation,” and especially to direct the operations of other corporations through the ownership of stock therein.

2. To purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of shares or voting trust certificates for shares of the capital stock, or any bonds, debentures, notes, script, securities, evidences of indebtedness, contracts, or obligations of any other corporation, associations, syndicates or trust estates, domestic or foreign, or of any firm or individual, or of the United States of America, or of any state or territory or dependency of the United States of America, or of any foreign country, or of any municipality or local authority within or without the United States of America, and also to issue in exchange therefor shares of the capital stock, bonds, notes, or, other obligations of the Corporation and while the owner thereof to exercise all the rights, powers, and privileges of ownership, including the right to vote on any shares of stock or voting trust certificates so owned.

3. To promote, lend money to, and guarantee the dividends, stocks, bonds, notes, evidences of indebtedness, contracts, or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks, voting trust certificates, or other securities or evidences of indebtedness shall be held by or for this Corporation, of in which, or in the welfare of which, this Corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve, or enhance the value of any such bonds, stocks, or other securities or evidences of indebtedness or the property of this Corporation.

4. To explore, prospect, drill for, produce, buy, market, sell, and deal in and with petroleum, mineral, animal, vegetable, and other oils, asphaltum, natural gas, gasoline, naphthene, hydrocarbons, oil shales, sulphur, salt, clay, coal minerals, mineral substances, metals, ores or every kind or other mineral or nonmineral, liquid, solid, or volatile substances and products, by-products, combinations, and derivatives thereof, and to buy, lease, hire, contract for, invest in, and otherwise acquire and to own, hold, maintain, equip, operate, manage, mortgage, create security interests in, deal in and with, and to sell, lease, exchange, and otherwise dispose of oil, gas, mineral, and mining lands, wells, mines, quarries, rights, royalties, overriding royalties, oil payments, and other oil, gas, and mineral interests, claims, locations, patents, concessions, easements, rights-of-way, franchises, real and personal property, and all interests therein, tanks, reservoirs, warehouses, storage facilities, elevators, terminals, markets, docks, piers, wharves, dry-docks, bulkheads, pipelines, pumping stations, tank cars, trains, automobiles, trucks, cars, tankers, ships, tugs, barges, boats, vessels, airwater, or air, for prospecting, exploring, and drilling for, producing, gathering, manufacturing, refining, purchasing, leasing, exchanging, or otherwise acquiring, selling, exchanging, trading for, or otherwise disposing of such mineral and nonmineral substances; and to do engineering and contracting and to design, construct, drill, bore, sink, develop, improve, extend, maintain, operate, and repair wells, mines, plants, works, machinery, appliances, rigging, casing, tools, storage, and transportation lines and systems for this Corporation and other persons, associations, or corporations.

5. To design, develop, improve and manufacture machinery, equipment and implements of all types and kinds.

6. To enter into, make, perform, carry out and discharge contracts of any and all kinds for any lawful purpose without limit as to amount with any person, firm, association, partnership or corporation, either public or private.

7. To have one or more offices; to carry on all or any of its operations and business without restriction or limit as to amount; to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

8. To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge, or otherwise dispose of or turn to account or deal with all or any part of the property of the Corporation, and from time to time to vary any investment or employment of capital of the Corporation.

9. To acquire, purchase, apply for or obtain any and all letters of patent, license, patent rights, trademarks, patented processes and similar rights granted by the United States or any other sovereign or government or any interest therein, or any inventions which may be capable of being used for or in connection with any of the objects or purposes of this Corporation, and to use, exercise, develop, sell, dispose of, lease, grant rights in respect thereto, or other interests in the same, and otherwise turn the same to account and to carry on any business, manufacturing or otherwise, which may be deemed to aid, effectuate or develop directly or indirectly the object of any of them.

10. To organize, incorporate, reorganize, finance, and to aid and assist financially or otherwise, companies, corporations, joint stock companies, syndicates, partnerships and associations of any kinds engaged in similar business as herein expressed; and to subscribe for, endorse, own and hold the bonds, stocks, securities, debentures, notes or undertakings of any such company, corporation, joint stock company, syndicate, partnership or association, and to make any guaranty in connection therewith, or otherwise for the payment of money or for the performance of any obligation or undertaking and to do any and all things necessary or convenient to carry any of such purposes into effect.

11. To acquire all or any part of the good will, rights, property and business of any person, firm, association or corporation heretofore or hereafter engaged in any business similar to any business which the Corporation has the power to conduct, to pay for the same in cash or stock or bonds of the Corporation or otherwise, to hold, utilize, or in any manner dispose of the whole or any part of the rights and properties so acquired, and to assume in connection therewith any liabilities of any such person, firm, association or corporation and conduct in any lawful manner the whole or any part of the business thus acquired.

12. To guarantee and to assume the payment of dividends upon any capital stock and to endorse or otherwise guarantee the principal or interest or both, of any bonds, debentures, notes, script or other obligations or evidences of indebtedness, or in the performance of any contracts or obligations, of any other corporation, trust, estate or association, domestic or foreign, or of any firm in which the Corporation may have a lawful interest, insofar and to the extent that such guaranty may be permitted by law.

13. To borrow or raise monies for any of the purposes of the Corporation and to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed or in payment for property purchased, leased or acquired or for any other lawful object; to mortgage or pledge all or any part of its properties, rights, interests and franchises, including any or all share of stock, bonds, debentures, notes, script or any other obligations or evidences of indebtedness at any time owned by it.

14. To purchase or otherwise acquire its own shares of stock (so far as may be permitted by law) and its bonds, debentures, notes, script or other securities or evidences of indebtedness, and to cancel or to hold, transfer, reissue, sell or otherwise dispose of the same from time to time to such extent and in such manner and upon such terms and conditions as the Board of Directors may in its discretion determine.

15. To manufacture, buy, sell and generally deal in any article, product or commodity produced as the result of or through the use of any such inventions, devices, processes,

discoveries, formulae, improvements, and/or modifications of any thereof, or any articles, products, commodities, supplies and materials used or suitable to be used in connection therewith, or in any manner applicable or incidental thereto; to grant licenses, sublicenses, rights, interest, and/or privileges in respect of any of the foregoing, and to supervise or otherwise exercise such control over its licensees or grantees, for the protection of its rights and interests therein, and to secure to it the payment of agreed royalties or other considerations.

16. To carry on any or all business as manufacturers, producers, merchants, wholesale and retail, importers, and exporters, generally without limitation as to class of products and merchandise, and to manufacture, produce, adapt, prepare, sell and otherwise deal in any materials, articles or things required in connection with or incidental to the manufacture, production and dealing in such products.

17. To do all and everything necessary and proper for the accomplishment of the objects herein enumerated or necessary or incidental to the protection and benefit of the Corporation, and in general to carry on any lawful business necessary or incidental to the attainment of the purposes of the Corporation, whether such business is similar in nature to the objects and powers hereinabove set forth or otherwise.

18. To do any or all things herein set forth to the same extent as natural persons might or could do as principal, agent, factor, contractor, trustee or otherwise, and either alone or in conjunction with any other individuals, firms, associations, syndicates, trust estates or corporations.

19. To conduct its business in the State of Nevada, other states, the District of Columbia, the territories and colonies of the United States of America, and in foreign countries, and to have one or more offices without as well as within the State of Nevada.

20. To become a partner, either general or limited, in any partnership, whether domestic or foreign, or both, and to conduct any business that it shall consider proper or convenient in connection with its purposes and activities; to become a party to a joint venture, whether for domestic or foreign activities, or both, and with other parties thereto who may be either domestic or foreign, or both, in such joint venture to conduct any business that it shall consider proper or convenient in connection with its purposes and activities.

The foregoing clauses shall be construed as objects, purposes and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the Corporation.

The business or purpose of the Corporation is from time to time to do any one or more of the acts or things hereinabove set forth and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices to carry on any authorized operations and businesses without restrictions or limit as to number in any of the states or territories of the United States or any and all foreign counties. To conduct all of the aforesaid activities and any other acts connected therewith or incidental thereto in any state or territory of the United States or in any foreign country. To do such other and further things as are required and as are usually done in business of like nature and authorized by Jaw. It is the intention that said clauses be construed both as purposes and powers; and generally, that the Corporation shall be authorized to exercise and enjoy all other power, rights and privileges granted to or conferred upon corporations of this kind by the laws of the State of Nevada, and the enumeration of certain powers as herein specified is not intended as exclusive of or as a waiver of any of the powers, rights or privileges granted or conferred by the laws of the said state, now or hereinafter enforced.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,350,000,000 shares of common stock and the par value of each such share is ONE CENT ($0.01), amounting in the aggregate to Thirteen Million Five Hundred Thousand Dollars ($13,500,000).

FIFTH: The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the bylaws of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, and, at the option of the Board, one or more of its officers who are not directors, to be members ex officio thereof. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the bylaws of the Corporation may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

When and as authorized by the affirmative vote of the holders or a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

SEVENTH: To the fullest extent permitted by the Private Corporations Act of the State of Nevada, each present and future director and officer of the Corporation, and each present and future director and officer of any other corporation serving as such at the request of the Corporation because of the corporation’s interest in such other corporation, shall be reimbursed or indemnified by the Corporation for or against all loss, expenses (including amounts paid to others than the Corporation in settlement or to secure the termination of litigation), costs and counsel fees which may be paid by, or imposed upon, or reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved or to which he may be a party, by reason of his being or having been such director or officer, or by reason of any action alleged to have been taken or omitted by him in either such capacity, under such terms and conditions as may be specified in the bylaws of the Corporation and/or as provided by the laws of the State of Nevada.

The foregoing rights shall not be exclusive of other rights to which any director or officer may otherwise be entitled, and in the event of his death, shall extend to his heirs, executors and administrators. The foregoing rights shall be available whether or not the director or officer continues to be a director or officer at the time of incurring or becoming subject to such loss, expenses, costs and counsel fees.

EIGHTH: In the absence of fraud, no contract or other transaction between this Corporation and any other corporation or any partnership or association shall be affected or invalidated by the fact that any director or officer of this Corporation is pecuniarily or otherwise interested in or is a director, member or officer of such other corporation or of such firm, association or partnership or is a party to or is pecuniarily or otherwise interested in such contract or other transaction or in any way connected with any person or persons, firm, association, partnership or corporation pecuniarily or otherwise interested therein; any director may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation for the purpose of authorizing any such contract or transaction with like force and effect as if he were not so interested, or were not a director, member or officer of such other corporation, firm, association or partnership.

NINTH: Meetings of stockholders may be held within or without the State of Nevada, as the bylaws provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH: The governing Board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the Corporation, provided that the number of directors shall not be reduced to less than three (3), except in cases where all the shares of the Corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three (3), but not less than the number of stockholders.

The names and addresses of the Board of Directors, which shall be nine (9) in number, are as follows:

Name	ADDRESS
David Adams	Samson Plaza Two West Second Street Tulsa, Oklahoma 74103
Jonathan Smidt	Samson Plaza Two West Second Street Tulsa, Oklahoma 74103
Ashwini Upadhyaya	Samson Plaza Two West Second Street Tulsa, Oklahoma 74103
Claire Farley	Samson Plaza Two West Second Street Tulsa, Oklahoma 74103
David Rockecharlie	Samson Plaza Two West Second Street Tulsa, Oklahoma 74103
Kenneth A. Hersh	Samson Plaza Two West Second Street Tulsa, Oklahoma 74103
Robert V. Delaney	Samson Plaza Two West Second Street Tulsa, Oklahoma 74103
Shuichi Arase	Samson Plaza Two West Second Street Tulsa, Oklahoma 74103
Masanori Mitsuhashi	Samson Plaza Two West Second Street Tulsa, Oklahoma 74103

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Articles of Incorporation to be executed on its behalf this 21st day of December, 2011.

SAMSON INVESTMENT COMPANY

Name:	/s/ Michael G. Daniel
By: Michael G. Daniel
Title: Vice President-General Counsel